UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2 TO
                                 SCHEDULE 14D-9
                                 (RULE 14D-101)
                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                        SOUNDVIEW TECHNOLOGY GROUP, INC.
                            (NAME OF SUBJECT COMPANY)

                        SOUNDVIEW TECHNOLOGY GROUP, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    83611Q406
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                  MARK F. LOEHR
                             CHIEF EXECUTIVE OFFICER
                             1700 EAST PUTNAM AVENUE
                      OLD GREENWICH, CONNECTICUT 06870-1333
                                 (203) 321-7000

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE AND
           COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                 WITH COPIES TO:

                            CRAIG M. WASSERMAN, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

[] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

                        AMENDMENT NO. 2 TO SCHEDULE 14D-9

     This Amendment No. 2 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 (together with the exhibits and annexes thereto, the "Statement") filed on December 3, 2003, as amended by Amendment No. 1 filed on December 31, 2003, by SoundView Technology Group, Inc., a Delaware corporation (the "Company").

ITEM 9. EXHIBITS.

     Item 9 of the Statement is hereby amended and supplemented as follows:


EXHIBIT NO.       DESCRIPTION
-----------       --------------------------------------------------------------

(a)(5)(D)         Joint Press Release Issued by SoundView Technology Group, Inc.
                  and The Charles Schwab Corporation, on January 8, 2004 (incorporated by reference to Exhibit (a)(5)(D) to Amendment No. 2 to the Schedule TO of Purchaser filed on January 8,
                  2004).

                                    SIGNATURE
                                    ---------

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 8, 2004
                                                SOUNDVIEW TECHNOLOGY GROUP, INC.



                                                By: /s/ MARK F. LOEHR
                                                    ----------------------------
                                                Name:  Mark F. Loehr
                                                Title: Chief Executive Officer

                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION
-----------       --------------------------------------------------------------

(a)(1)(A) Sections 12 and 13 of the Offer to Purchase, dated December 3, 2003 (incorporated by reference to Exhibit (a)(1)(A) to the Schedule TO of Purchaser filed on December 3, 2003).*

(a)(1)(B) Form of Letter of Transmittal (incorporated by reference to Exhibit (a)(1)(B) to the Schedule TO of Purchaser filed on December 3, 2003).*

(a)(2)(A)         Letter to Stockholders of the Company, dated December 3,
                  2003.*

(a)(5)(A)         Joint Press Release Issued by SoundView Technology Group, Inc.
                  and The Charles Schwab Corporation, on November 19, 2003 (incorporated by reference to Exhibit 99.1(a)(5)(A) to Schedule 14D-9 of SoundView Technology Group, Inc. filed November 19, 2003).*

(a)(5)(B) Powerpoint Slide Presentation of SoundView Technology Group, Inc. and The Charles Schwab Corporation titled "Continued Leadership in Serving Clients: Research and Trading Capabilities," dated November 19, 2003 (incorporated by reference to Exhibit 99.2(a)(5)(B) to the Schedule 14D-9 of SoundView Technology Group, Inc. filed November 19, 2003).*

(a)(5)(C) Opinion of Keefe, Bruyette & Woods, Inc., dated November 18, 2003 (included as Annex A to the Statement).*

(a)(5)(D)         Joint Press Release Issued by SoundView Technology Group, Inc.
                  and The Charles Schwab Corporation, on January 8, 2004 (incorporated by reference to Exhibit (a)(5)(D) to Amendment No. 2 to the Schedule TO of Purchaser filed on January 8,
                  2004).

(e)(1) Agreement and Plan of Merger, dated as of November 18, 2003, by and among The Charles Schwab Corporation, Shakespeare Merger Corporation and SoundView Technology Group, Inc. (incorporated by reference to Exhibit 2.1 to the Form 8-K of SoundView Technology Group, Inc. filed on November 19, 2003).*

(e)(2) Confidentiality Agreement, dated September 23, 2003, between the Company and Parent (incorporated by reference to Exhibit
                  (d)(2) to the Schedule TO of Purchaser filed on December 3,
                  2003).*

(e)(3) The Information Statement of the Company, dated December 3, 2003 (included as Annex B to the Statement).*

(e)(4) Employment Agreement by and among SoundView Technology Group, Inc., The Charles Schwab Corporation and John Hervey, dated November 18, 2003 (incorporated by reference to Exhibit
                  (d)(3)(B) to the Schedule TO of Purchaser filed on December 3, 2003).*

(e)(5) Employment Agreement by and among SoundView Technology Group, Inc., The Charles Schwab Corporation and Mark F. Loehr, dated November 18, 2003 (incorporated by reference to Exhibit
                  (d)(3)(A) to the Schedule TO of Purchaser filed on December 3,
                  2003).*

(e)(6) Employment Agreement by and among SoundView Technology Group, Inc., The Charles Schwab Corporation and Gerard P. Maus, dated November 18, 2003 (incorporated by reference to Exhibit
                  (d)(3)(D) to the Schedule TO of Purchaser filed on December 3,
                  2003).*

(e)(7) Employment Agreement by and among SoundView Technology Group, Inc., The Charles Schwab Corporation and Robert Meier, dated November 18, 2003 (incorporated by reference to Exhibit
                  (d)(3)(C) to the Schedule TO of Purchaser filed on December 3,
                  2003).*

(e)(8)            Employment Agreement between SoundView Technology Group, Inc.
                  and Robert Meier dated February 5, 2003 (incorporated by reference to Exhibit 10.1 to the Form 10-K of SoundView Technology Group, Inc. for the period ended, December 31,
                  2002).*

EXHIBIT NO.       DESCRIPTION
-----------       --------------------------------------------------------------

(e)(9)            Employment Agreement between SoundView Technology Group, Inc.
                  and John Hervey dated July 10, 2002 (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of SoundView Technology Group, Inc. for the period ended June 30,
                  2002).*

(e)(10)           Employment Agreement between SoundView Technology Group, Inc.
                  and Gerard P. Maus dated October 11, 2002 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of SoundView Technology Group, Inc. for the period ended September 30, 2002).*

(e)(11)           Employment Agreement between SoundView Technology Group, Inc.
                  and Margot T. Lebenberg dated January 3, 2003 (incorporated by reference to Exhibit 10.5 to the Form 10-K of SoundView Technology Group, Inc. for the period ended, December 31,
                  2002).*

(e)(12) Standstill Agreement, dated December 4, 2001, between the Company and General Atlantic Partners LLC, General Atlantic Partners 61, L.P. and GAP Coinvestment Partners II, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of SoundView Technology Group, Inc. dated December 5, 2001.)*

(e)(13) Amendment dated December 30, 2003 to that certain Agreement and Plan of Merger, dated as of November 18, 2003, by and among The Charles Schwab Corporation, Shakespeare Merger Corporation and SoundView Technology Group, Inc. (incorporated by reference to Exhibit (d)(4) to Amendment No. 1 to the Schedule TO of Purchaser filed on December 31, 2003).*

(g)               None.



* Previously filed